EXHIBIT 99.1

DeepSeek’s Lower Prices will Enable 1606 Corp. to Offer More Affordable Solutions and Drive Industry Innovation

Seattle, WA / ACCESSWIRE / January 30, 2025 – 1606 Corp. (OTC Pink: CBDW), a recognized leader in developing cutting-edge, industry-specific AI solutions, with a proven track record of delivering transformative results for clients in Retail, Investor Relations, and expanding into Life Sciences and Pharma, announced it plans to benefit from the overall decrease in data management and analytics solution costs across the industry. These cost reductions will enable 1606 Corp. to bring more affordable, high-quality services to market, empowering businesses to innovate and stay competitive without the high price tag typically associated with advanced technologies.

1606 Corp. has, in the past year, been able to develop and launch two highly specialized chatbot solutions: one for the CBD industry and another for public companies. By leveraging the lower costs of essential data management tools, 1606 Corp. has been able to offer these advanced chatbot solutions at a more accessible price point of $99 a month, helping businesses in both sectors improve customer engagement, streamline communications, and drive greater operational efficiencies.

Key Benefits:

•	Affordable Innovation: The decrease in costs has allowed 1606 Corp. to bring forward new, cutting-edge tools—including its CBD and public company chatbots—at a lower price point, making it easier for businesses in these sectors to access sophisticated, AI-driven technologies.
•	Increased Market Accessibility: The reduced prices for data management tools have helped make AI and chatbot solutions more accessible to smaller businesses, especially in emerging industries like CBD, where high technology costs were once a barrier to entry.
•	Stronger Market Positioning: With the ability to offer competitive pricing, 1606 Corp. is better positioned to compete with larger players in the space, providing high-quality, affordable solutions to businesses across a variety of industries.
•	Cost Reductions Across the Industry: As the cost of data management and AI solutions like those offered by DeepSeek has decreased, 1606 Corp. has been able to reduce its own operational expenses, enabling the Company to pass those savings on to customers.

“The lower costs of AI and data management solutions across the industry have been a game-changer for us,” said Austen Lambrecht, CEO of 1606 Corp. “It has enabled us to develop and deliver products like our chatbots for the CBD and public company sectors at more affordable prices, creating new opportunities for businesses that may have otherwise been priced out of the market.”

About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI Chatbots. Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the IR industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

For more information, please visit cbdw.ai.

Industry Information

The global AI market, valued at $428 billion in 2022, is anticipated to reach $2.25 trillion by 2030, with a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%. The sector is expected to employ 97 million individuals by 2025, reflecting its expansive and significant impact. This potential growth presents a compelling opportunity for investors and industry professionals interested in the AI sector.

Forward-Looking Statements

This press release includes forward-looking statements under federal securities laws, including projections and expectations regarding business developments, operations, and market conditions. These statements are identified by terms such as “should,” “may,” “intends,” “anticipates,” and others. While based on reasonable assumptions, results may differ due to various risks and uncertainties. Please review cautionary statements and disclosures in our filings with the SEC. The Company does not undertake any obligation to update forward-looking statements except as required by law.

Contact Information:

Austen Lambrecht

CEO, 1606 Corp.

austen@1606corp.com

cbdw.ai

SOURCE: 1606 Corp.

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